EXHIBIT 10.3

THE NEW YORK TIMES COMPANY

1991 EXECUTIVE STOCK INCENTIVE PLAN

AS AMENDED THROUGH OCTOBER 11, 2007

1.                                      NAME AND GENERAL PURPOSE

The name of this plan is The New York Times Company 1991 Executive Stock Incentive Plan (hereinafter called the “Plan”). The purpose of the Plan is to enable the Company (as hereinafter defined) to retain and attract executives who enhance its tradition and contribute to its success by their ability, ingenuity and industry, and to enable them to participate in the long-term success and growth of the Company.

2.                                      DEFINITIONS

(a)                                  “Awards” has the meaning specified in Section 12 hereof.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Cash Plan” means the Company’s 1991 Executive Cash Bonus Plan.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Code Section 409A” shall mean Section 409A of the Code (or any successor provision).

(f)                                    “Committee” means the Committee referred to in Section 3 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by those members of the Board who are Non-Employee Directors.

(g)                                 “Common Stock” means shares of the Class A Common Stock of the Company.

(h)                                 “Company” means The New York Times Company, a corporation organized under the laws of the State of New York (or any successor corporation), and, unless the context otherwise requires, its subsidiaries (as hereinafter defined) and other non-corporate entities in which it owns directly or indirectly 20% or more of the equity interests. A “subsidiary” means any corporation in which the Company possesses directly or indirectly 50% or more of the combined voting power of all classes of stock.

(i)                                     “Consolidated Statement of Income” means the consolidated statement of income (or any comparable statement, however designated) of the Company, audited by the independent certified public accountants of the Company and contained in the Company’s annual report to stockholders or proxy statement.

(j)                                     “Disability” means total disability as defined under the Company’s long-term disability plan, whether or not the Participant is covered by such plan, as determined by the Committee.

(k)                                  “Fair Market Value” means the arithmetic mean of the highest and lowest sales prices of the Common Stock as reported by The New York Stock Exchange (the “NYSE”) (or such other national securities exchange on which the Common Stock may be listed at the time of determination, and if the Common Stock is listed on more than one exchange, then on the one located in New York or if the Common Stock is listed only on the National Association of Securities Dealers Automated Quotations System (“NASDAQ”), then on such system) on the date of the grant or other date on which the Common Stock is to be valued hereunder. If no sale shall have been made on the NYSE, such other exchange or the NASDAQ on such date or if the Common Stock is not then listed on any exchange or on the NASDAQ, Fair Market Value shall be determined by the Committee in accordance with Treasury Regulations applicable to incentive stock options.

(l)                                   “Income Before Income Taxes” means the amount designated as Income Before Income Taxes for the applicable year and shown separately on the Consolidated Statement of Income for such year.

(m)                             “Non-Employee Director” means any Director of the Company who at the time of acting is a “Non-Employee Director” under Rule 16b-3 or any successor rule (“Rule 16b-3”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(n)                               “Participant” means a key employee of the Company who is selected by the Committee to participate in any one or more parts of the Plan from among persons who in the judgment of the Committee are key employees of the Company. In general, key employees are those employees who have principal responsibility for, or who contribute substantially to, the management efficiency, editorial achievement or financial success of the Company. Only employees of The New York Times Company, its subsidiaries and other non-corporate entities in which it owns directly or indirectly 40% or more of the equity interests are eligible to participate in the Plan.

(o)                                 “Retirement” means retirement as defined by the terms of “The New York Times Companies Pension Plan” which became effective December 31, 1988, or any successor retirement plan, whether or not the Participant is a member of such retirement plan, and, in the case of employees of Affiliated Publications, Inc., or any subsidiary thereof, who retire under the terms of the Globe Newspaper Company Retirement Plan, which became effective January 1, 1994 (the “Globe Pension Plan”) or any successor retirement plan, “Retirement” shall also mean retirement as defined by the terms of the Globe Pension Plan or any successor plan.

(p)                                 “Specified Employee” means any employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Specified Employees, including the number and identity of persons considered Specified Employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.

3.                                      ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Board or the Committee appointed by it and composed of two or more directors all of whom shall be Non-Employee Directors. The membership of the Committee shall be constituted so as to comply at all times with the applicable requirements of Rule 16b-3, and with the administration requirements of Section 162(m)(4)(C) of the Code. The Committee shall serve at the pleasure of the Board and shall have such powers as the Board may from time to time confer upon it.

4.                                      OPTIONS AND AWARDS UNDER THE PLAN

Options, which include “Non-Qualified Options” and “Incentive Stock Options” or combinations thereof, are rights to purchase Common Stock. Non-Qualified Options and Incentive Stock Options are subject to the terms, conditions and restrictions provided in Part I of the Plan.

Awards under the Plan may include one or more of the following types, either alone or in any combination thereof: (i) “Stock Awards,” (ii) “Restricted Stock Awards,” (iii) “Retirement Unit Awards,” (iv) “Annual Performance Awards,” (v) “Performance Awards” or “Other Awards” and (vi) “Long-Term Performance Awards.”

Stock Awards are granted under Part IIA of the Plan. Restricted Stock Awards are granted under Part IIB of the Plan. Retirement Unit Awards are granted under Part IIC of the Plan. Annual Performance Awards are granted under Part IID of the Plan. Performance Awards or Other Awards are granted under Part IIE of the Plan. Awards are subject to the terms, conditions and restrictions provided in the respective subparts of Part II of the Plan. Annual Performance Awards will be based exclusively on the criteria set forth in Section 27A. Long-Term Performance Awards are granted under Part IIF of the Plan. Long-Term Performance Awards will be based exclusively on the criteria set forth in Section 28A.

PART I  STOCK OPTIONS

5.                                      PURPOSE

The purpose of the Stock Option portion of the Plan is to provide an added incentive for effective service and high levels of performance to Participants by affording them an opportunity, under the terms of the Plan, to acquire Common Stock and thereby to increase their proprietary interest in the continued progress and success of the Company.

6.                                      DETERMINATION OF OPTIONEES; SHARES SUBJECT TO OPTIONS

(a)                                  The Committee may grant options to purchase Common Stock (“Options”) to Participants in such amounts as the Committee may determine, subject to the conditions and limitations set forth in the Plan. Options may be granted in combination with Awards made under the Plan, and Options may be granted to any Participant whether or not he or she was eligible for, or received, an Award.

(b)                                 The number of shares of Common Stock with respect to which Options may be granted to any key employee during any calendar year shall not exceed 400,000 (subject to adjustment as provided in Sections 28 and 29 hereof).

(c)                                  There may be issued under the Plan pursuant to the exercise of Options, an aggregate of not more than 60,000,000 shares of Common Stock, subject to adjustment as provided in Sections 28 and 29 hereof. Shares of Common Stock issued pursuant to Options may be either authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof. Any shares subject to an Option which expires without being exercised shall be available for issuance under new Options.

7.                                      OPTION PRICE

The exercise price of Common Stock subject to Options granted pursuant to the Plan shall be the Fair Market Value thereof at the time the Option is granted. If a Participant owns or is deemed to be the owner of, by reason of the attribution rules under Section 425(d) of the Code, more than 10% of the combined voting power of all classes of the stock of the Company or any subsidiary of the Company and an Option granted to such Participant is intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code, the option price shall be no less than 110% of the Fair Market Value of the Common Stock on the date the Option is granted.

8.                                      PAYMENT OF OPTION PRICE

The purchase price is to be paid in full when the Option is exercised and Common Stock will be delivered only against such payment. Payment of the option price may be made (i) in cash, (ii) by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the purchase price (or by otherwise arranging, in a manner satisfactory to the Company, for a broker to promptly pay the purchase price to the Company), (iii) by delivering to the Company shares of Common Stock previously owned, or (iv) by any combination of the foregoing forms, all subject to the approval of the Committee and to such rules as the Committee may adopt. In determining the number of shares of Common Stock necessary to be delivered to the Company, such Common Stock shall be valued at Fair Market Value.

9.                                      TYPES OF STOCK OPTIONS

(a)                                  Options granted under the Plan may be two types, an incentive stock option (“Incentive Stock Option”) and a non-qualified stock option (“Non-Qualified Option”). It is intended that Incentive Stock Options granted hereunder shall constitute incentive stock options within the meaning of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, (i) no provision of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify either the Plan or any Incentive Stock Option granted under such provisions of the Code, and (ii) no Option designated by the Committee as a Non-Qualified Option shall constitute an Incentive Stock Option. In furtherance of the foregoing and not by way of limitation, no Incentive Stock Option shall be granted to a Participant who is not an employee of The New York Times Company or one of its subsidiaries.

(b)                                 If the aggregate Fair Market Value of the Common Stock (determined as of the date of grant) for which any optionee may for the first time exercise Incentive Stock Options in any calendar year under the Plan and any other stock option plan of the Company, considered in the aggregate, exceeds $100,000, such excess Incentive Stock Options will be treated as Non-Qualified Options.

10.                               TERMS OF STOCK OPTIONS

(a)                                  Each Option will be for a term of not more than ten years from the date of grant, except that if a Participant owns or is deemed to be the owner of, by reason of the attribution rules of Section 425(d) of the Code, more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary of the Company and an Incentive Stock Option is granted to such Participant, the term of such Option shall be no more than five years from the date of grant.

(b)                                 An Option may not be exercised within one year after the date of grant except in the case of the death of the optionee or upon termination of active employment with the Company by reason of the Disability or Retirement of the optionee during such period; provided, however, that the Committee shall have the discretion to provide for the immediate exercisability of the Options in such additional circumstances as the Committee in its discretion shall determine. Thereafter, an Option shall be exercisable in such installments, if any, as the Committee may specify, and shall be exercisable during the optionee’s lifetime only by the optionee (or, if the optionee is disabled, by any guardian or other legal representative appointed to represent him or her) and, except as provided in subsections (c) and (d) below, shall not be exercisable by the optionee unless at the time of exercise such optionee is an employee of the Company.

(c)                                  Upon termination of active employment with the Company by reason of Disability or Retirement, an optionee (or, if the optionee is disabled, any guardian or legal representative appointed to represent him or her) may exercise all Options otherwise exercisable by him or her at the time of such termination of employment (subject to the provisions of subsection (e) below) until the expiration thereof. In the event an optionee dies while employed by the Company or after termination of employment by reason of Disability or Retirement, the person who acquired the right to exercise his or her Options by reason of the death of the optionee, as provided in Section 30 hereof, may exercise such Options otherwise exercisable at the time of death (subject to the provisions of subsection (e) below) at any time until the expiration thereof.

(d)                                 Upon termination of employment with the Company for any reason other than death, Retirement or Disability, the optionee may exercise all Options otherwise exercisable by him or her at the time of such termination of employment for an additional one year after such termination of employment. Upon termination of employment with the Company as a result of the sale or other disposition of a subsidiary or division of the Company, management shall have the discretion to extend the period the optionee may exercise all Options, otherwise exercisable by him or her for an additional one year after such termination of employment as described above, up to an additional two years (for a maximum period of three years) after such termination of employment. In the event of a termination as described in the preceding sentence, the one-year period referred to in the following sentences in this Section 10(d) shall be extended accordingly. In the event such optionee dies within such one-year period, the person who acquired the right to exercise his or her Options by reason of the death of the optionee, as provided in Section 30 hereof, may exercise such Options at any time within the period of the greater of (i) the remainder of the one-year period described in the foregoing sentence, or (ii) three months from the date of the optionee’s death. For purposes of this Section 10(d), in the event that any optionee is rehired by the Company within one year of such optionee’s termination of employment with the Company, such optionee shall be deemed not to have terminated employment for purposes of determining the expiration date of all unexpired non-qualified stock options held by such individual on the date of rehire, with the effect that such options shall continue to be exercisable at any time until the expiration thereof (subject to the terms thereof and the provisions of this Section 10).

(e)                                  Notwithstanding any of the foregoing, no Option shall be exercisable in whole or in part after the expiration date provided in the Option. In the event of the death of the optionee while employed by the Company, or the Disability or Retirement of the optionee, the Committee shall have the discretion to provide for the acceleration of the exercisability of Options exercisable over a period of time, or alternatively, to provide for all or any part of such Options to continue to become exercisable in such installments as originally specified by the Committee, or such revised installments as specified by the Committee at the time of termination of employment (but in no event beyond the original expiration date), in either case subject to such conditions as determined by the Committee in its discretion.

(f)                                    No Option shall be transferable otherwise than by will or by the laws of descent and distribution. Notwithstanding the foregoing sentence, the Committee may determine that Options granted to a Participant or a specified group of Participants may be transferred by the Participant to one or more members of the Participant’s immediate family, to a partnership or limited liability company whose only partners or members are members of the Participant’s immediate family, or to a trust established by the Participant for the benefit of one or more members of the Participant’s immediate family; provided, however, that no Incentive Stock

Options may become transferable if inconsistent with Section 422 of the Code, unless the Participant consents. For this purpose, “immediate family” means the Participant’s spouse, parents, children (including adopted and step-children), grandchildren and the spouses of such parents, children (including adopted and step-children) and grandchildren. A transferee described in this subsection may not further transfer an Option. An Option transferred pursuant to this subsection shall remain subject to the provisions of the Plan and shall be subject to such other rules as the Committee shall determine.

11.                               OPTION AGREEMENTS

In consideration of any Options granted to a Participant under the Plan, if requested by the Committee, such Participant shall enter into an Option Agreement with the Company providing such other terms as the Committee may deem advisable.

PART II  AWARDS

12.                               FORM OF AWARDS

The Award portion of the Plan is designed to provide incentives for Participants by the making of awards of supplemental compensation (“Awards”). The Committee, subject to the terms and conditions hereof, may make Awards to a Participant in any one, or in any combination, of the following forms:

(a)                                  Common Stock as provided in Part IIA of the Plan (“Stock Awards”);

(b)                                 Restricted Stock as provided in Part IIB of the Plan (“Restricted Stock Awards”);

(c)                                  Retirement Units as provided in Part IIC of the Plan (“Retirement Unit Awards”);

(d)                                 Annual Performance Awards as provided in Part IID of the Plan (“Annual Performance Awards”);

(e)                                  Performance Awards (“Performance Awards”) or other forms of Awards (“Other Awards”), as provided in Part IIE of the Plan; and

(f)                                    Long-Term Performance Awards as provided in Part IIF of the Plan (“Long-Term Performance Awards”).

Awards may be made to a Participant whether or not he or she is receiving an Option grant under Part I of the Plan for the year and whether or not he or she receives an award under the Cash Plan. Awards will be based on a Participant’s performance in those areas for which the Participant is directly responsible. Performance for this purpose may be measured by the achievement of specific management goals such as, but not limited to, an increase in earnings or the operating cash flow of the Company, outstanding initiative or achievement in any department of the Company, or any other standards specified by the Committee. Annual Performance

Awards will be based exclusively on the criteria set forth in Section 27A. Long-Term Performance Awards will be based exclusively on the criteria set forth in Section 28A.

13.                               MAXIMUM AMOUNT AVAILABLE FOR THE ACCRUAL OF AWARDS UNDER PART II OF THE PLAN FOR ANY YEAR

(a)                                  No accrual for Awards shall be made hereunder (or under the Cash Plan) for any year unless cash dividends of not less than five cents ($.05) per share (subject to adjustment as provided in Sections 28 and 29 hereof) have been declared on the outstanding Class A and Class B Common Stock of the Company during such year.

(b)                                 In the event that the above condition is met for any year during the continuance of this Plan, the maximum aggregate amount that may be accrued for Awards under the Plan and the Cash Plan for such year shall be 4% of Income Before Income Taxes. The Committee, in its sole discretion, may make adjustments in Income Before Income Taxes to take account of extraordinary, unusual or infrequently occurring events and transactions, changes in accounting principles that substantially affect the foregoing, or such other circumstances as the Committee may determine warrant such adjustment.

(c)                                  As soon as feasible after the close of each year, the independent certified public accountants of the Company shall report the maximum amount that may be accrued for Awards for such year under the formula described in Section 13(b), subject to the second sentence of such Section.

(d)                                 If amounts are accrued in any year under the formula described in this Section 13 and are not awarded in full in such year under the Plan and the Cash Plan, such unawarded amounts may, in the discretion of the Committee, be carried forward and be available for Awards under the Plan and under the Cash Plan in any future year without regard to the provisions of Sections 13(a) or (b) of the Plan applicable to Awards made in such year.

(e)                                  Awards under the Plan for any year may not exceed the sum of (i) the amount accrued for such year under Section 13(b) above, plus (ii) unawarded accrued amounts carried forward from previous years under Section 13(d) above, plus (iii) amounts that may become available for Awards pursuant to the last sentence of Sections 15(c) and 27A hereof, minus (x) the amount of interest or dividend equivalents set aside during such year pursuant to Sections 15(c) and 27A hereof and the amount of dividend equivalents allocated to Retirement Unit Accounts during such year pursuant to Section 24 hereof, and minus (y) the amount of awards made for such year under the Cash Plan (and any interest equivalents allocated during such year pursuant to Section 10(b), 11(f) and 12(b) thereof). For this purpose, the amount of Awards of Common Stock under the Plan shall be based on the Fair Market Value of the Common Stock subject to Awards as of the date of grant of such Awards.

(f)                                    Subject to Sections 28 and 29 hereof, the aggregate number of shares of Common Stock for which Stock, Restricted Stock, Retirement Units, Annual Performance Awards, and Performance and Other Awards may be made under the Plan shall not exceed 2,000,000 shares, which shall be treasury shares reserved for issuance of Awards under the Plan. Shares of Common Stock subject to, but not issued under, any deferred Award which has been discontinued by the Committee pursuant to the provisions hereof or any Restricted Stock which is forfeited by any Participant shall again be available for Awards under the Plan.

14.                               DETERMINATION OF AWARDS AND PARTICIPANTS

(a)                                  As promptly as practicable after the end of each year, the Committee may make Awards (other than Annual Performance Awards and Long-Term Performance Awards, which are to be made exclusively as set forth in Sections 27A and 28A, respectively) for such year and determine the amounts to be carried forward for Awards in future years. The Committee may also, in its discretion, make Awards (other than Annual Performance Awards and Long-Term Performance Awards, which are to be made exclusively as set forth in Sections 27A and 28A, respectively) prior to the end of the year based on the amounts available under clauses (ii) and (iii) of Section 13(e) and reasonable estimates of the accrual for the year in question.

(b)                                 The Committee shall have absolute discretion to determine the key employees who are to receive Awards (other than Annual Performance Awards, which are to be made exclusively as set forth in Sections 27A and 28A, respectively) under the Plan for any year and to determine the amount of such Awards based on such criteria and factors as the Committee in its sole discretion may determine, such as the Company’s operating cash flow and overall financial performance. Recommendations as to the key employees who are to receive Awards (including Annual Performance Awards and Long-Term Performance Awards) under the Plan for any year and as to the amount and form of such Awards shall, however, be made to the Committee by the chief executive officer of the Company. The fact that an employee is selected as eligible for an Award shall not mean, however, that such employee will necessarily receive an Award.

(c)                                  A person whose employment terminates during the year or who is granted a leave of absence during the year may, in the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be given an Award with respect to the period of such person’s service during such year.

15.                               METHOD AND TIME OF PAYMENT OF AWARDS

(a)                                  Awards shall be paid in full as soon as practicable after the Award is made; provided, however, that the payment of Annual Performance Awards and Long-Term Performance Awards shall be subject to the provisions of Sections 27A and 28A, respectively, and provided further, that the payment of any or all Awards may be deferred, divided into annual installments, or made subject to such other conditions as the Committee in its sole discretion may authorize under such rules and regulations as may be adopted from time to time by the Committee.

(b)                                 The Committee’s rules and regulations may include procedures by which a Participant expresses a preference to the Committee as to the form of Award or method of payment of an Award, but the final determination as to the form and the terms and conditions of any Award shall rest solely with the Committee.

(c)                                  Awards deferred under the Plan shall become payable to the Participant or, in the event of the Participant’s death, as specified in Section 30 hereof, in such manner, at such time or times (which may be either before or after Retirement or other termination of service), and subject to such conditions as the Committee in its sole discretion shall determine. In any year the Committee shall have the discretion to set aside, for payment in such year or any future year, interest on any deferred Award payable partly in cash, and amounts equivalent to dividends on any deferred Award payable wholly or partly in stock; provided, however, that the total amount of such interest and dividend equivalents shall be deducted from the maximum amount available for Awards under Section 13(e) of the Plan. Any forfeited deferred Awards (including any forfeited stock at its Award value) shall be carried forward and be available for Awards in any future year without regard to the provisions of Sections 13(a) or (b) of the Plan.

16.                               INDIVIDUAL AGREEMENTS

(a)                                  The Committee may in its discretion require that each Participant receiving an Award enter into an agreement with the Company which shall contain such terms and conditions as the Committee in its discretion may require.

(b)                                 The Committee may cancel any unexpired, unpaid or deferred Award at any time if the Participant is not in compliance with all applicable provisions of the agreement referred to above, if any, and the Plan.

17.                               STATUS OF PARTICIPANTS

No Participant in this Plan shall be deemed to be a stockholder of the Company, or to have any interest in any stock or any specific assets of the Company by reason of the fact that deferred Stock Awards, Retirement Unit Awards, Annual Performance Awards, Long-Term Performance Awards, Performance Awards, Other Awards or dollar credits are to be recorded as being held for such Participant’s account to be paid in installments in the future. The interest of all Participants shall derive from and be determined solely by the terms and provisions of the Plan set forth herein.

18.                               [INTENTIONALLY LEFT BLANK]

PART IIA  STOCK AWARDS

19.                               DETERMINATION OF STOCK AWARDS

(a)                                  Each year the Committee shall designate those Participants who shall receive Stock Awards under this part of the Plan. Stock Awards may be granted under this part of the Plan only in lieu of cash salary or bonuses. Stock Awards are made in the form of grants of Common Stock, which may be delivered immediately, in installments or on a deferred date, as the Committee, in its discretion, may provide.

(b)                                 If the Committee determines that some portion of a Stock Award to a Participant shall be treated as a deferred Stock Award and payable in annual or other periodic installments, then the Participant will be notified in writing at the time such Stock Award is made when such deferred Stock Awards shall be paid and over what period of time. As soon as feasible after the granting of such a Stock Award, there shall be reserved out of the treasury shares of the Company, a number (which may include a fraction) of shares of Common Stock equal to the number of shares of Common Stock so awarded. At the discretion of the Committee there may also be allocated or credited to each Participant a dollar amount equal to the cash dividends declared and paid by the Company on its Common Stock which the Participant would have received had such Participant been the owner of the number of shares of any Common Stock deferred for future payment. Any amounts provided for pursuant to the preceding sentence shall become payable in such manner, at such time or times, and subject to such conditions (which may include provision for an amount equivalent to interest on such dividend equivalents at rates fixed by the Committee) as the Committee in its sole discretion shall determine; provided, however, that (i) the time and condition for payment shall be provided in writing to the Participant at the time the Stock Award is made, and (ii) the total value of such dividend equivalents (and any interest thereon) shall be deducted from the amount available for Awards under the provisions of Section 13(e) of the Plan. The Committee in its discretion may make appropriate equitable adjustments to such deferred Stock Award to account for any dividends of property (other than cash) declared and paid by the Company on its Common Stock, or to account for any other event described in Sections 28 and 29 hereof.

PART IIB  RESTRICTED STOCK AWARDS

20.                               DETERMINATION OF RESTRICTED STOCK AWARDS

Each year the Committee shall designate the Participants who shall receive Restricted Stock Awards. Shares awarded under this part of the Plan, while subject to the restrictions hereinafter set forth, are referred to as “Restricted Stock.”

21.                               TERMS OF RESTRICTED STOCK AWARDS

Any Award of Restricted Stock shall be subject to the following terms and conditions and to any other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee in its sole discretion and which may be contained in the agreement, if any, referred to in Section 16 above (or in any amendment thereto):

(a)                                  DELIVERY OF RESTRICTED STOCK. Unless otherwise determined by the Committee, the Company shall transfer treasury shares to each Participant to whom an Award of Restricted Stock has been made equal to the number of shares of Restricted Stock specified in the Award, and may either (i) hold the certificates representing such shares of Restricted Stock for the Participant or (ii) take other steps to restrict the Participant’s ability to transfer such shares, in either case, for the period of time during which such shares shall remain subject to the restrictions set forth in the Award (the “Restricted Period”). Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by a Participant during the Restricted Period, except as hereinafter provided. Except for the restrictions set forth herein and unless otherwise determined by the Committee, a Participant shall have all the rights of a stockholder with respect to the shares of Restricted Stock comprising his or her Award, including, but not limited to, the right to vote and the right to receive dividends (which if in shares of Common Stock shall be Restricted Stock under the same terms and conditions).

(b)                                 RESTRICTED PERIOD. The Restricted Period shall commence upon the date of the Award (which unless otherwise specified by the Committee shall be the date the Restricted Stock is transferred to the Participant) and, unless sooner terminated as otherwise provided herein, shall continue for such period of time as specified by the Committee in the Award. The Restricted Period for Restricted Stock shall be at least (i) one year in the case of Restricted Stock having restrictions based on performance-based criteria and (ii) three years in the case of Restricted Stock having restrictions based solely on the passage of time. The terms of any Award of Restricted Stock, or the Committee at any time, may provide for the earlier termination of the Restricted Stock Period in the case of, and only in the case of, the death, Disability or Retirement of the Participant.

(c)                                  LEGEND. If certificates are issued in respect of shares of Restricted Stock transferred or issued to a Participant under an Award registered in the name of the Participant, such certificate shall bear the following (or a similar) legend:

“THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE NEW YORK TIMES COMPANY 1991 EXECUTIVE STOCK INCENTIVE PLAN (THE “PLAN”) APPLICABLE TO RESTRICTED STOCK AND TO THE RESTRICTED STOCK AGREEMENT DATED (THE “AGREEMENT”), AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED, HYPOTHECATED, OR OTHERWISE DISPOSED OF OR

ENCUMBERED IN ANY MANNER DURING THE RESTRICTED PERIOD SPECIFIED IN SUCH AGREEMENT. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE WITH THE SECRETARY OF THE COMPANY.”

(d)                                 DEATH OR DISABILITY. Unless the Committee shall otherwise determine in the Award, if a Participant ceases to be employed by the Company by reason of death or Disability, the Restricted Period covering all shares of Restricted Stock transferred or issued to such Participant under the Plan shall immediately lapse.

(e)                                  RETIREMENT. Unless the Committee shall otherwise determine in the Award, the Restricted Period covering all shares of Restricted Stock transferred to a Participant under the Plan shall immediately lapse upon such Participant’s Retirement, whether early or not.

(f)                                    TERMINATION OF EMPLOYMENT. Unless the Committee shall otherwise determine in the Award or otherwise determine at or after the date of grant, if a Participant ceases to be employed by the Company other than due to a condition described in Sections 21(d) or (e) above, all shares of Restricted Stock owned by such Participant for which the Restricted Period has not lapsed shall revert back to the Company upon such termination. Authorized leave of absence or absence in military service shall constitute employment for the purposes of this Section 21(f). Whether absence in government service may constitute employment for the purposes of the Plan shall be conclusively determined by the Committee.

(g)                                 WAIVER OF FORFEITURE PROVISIONS. The Committee, in its sole and absolute discretion, may waive the forfeiture provisions in respect of all or some of the Restricted Stock awarded to a Participant.

(h)                                 LAPSE OF RESTRICTED PERIOD. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed in the Award and shall no longer be considered Restricted Stock for the purposes of the Award and the Plan, and the Company shall take all appropriate steps to effect the foregoing.

PART IIC  RETIREMENT UNIT AWARDS

22.                               DETERMINATION OF RETIREMENT UNIT AWARDS

Each year the Committee shall designate those Participants who shall receive Retirement Unit Awards under the Plan. The Company shall create and maintain appropriate records of account for each Participant which shall be designated as the Participant’s Retirement Unit Account.

23.                               CREDITS TO RETIREMENT UNIT ACCOUNTS

The Committee shall allocate to each Participant selected to receive a Retirement Unit

Award for that year such dollar amount as the Committee shall determine, taking into account the value of the Participant’s services to the Company. Such dollar amount shall thereupon be converted into Retirement Units or fractions of Units and credited to each such Participant’s Retirement Unit Account in a number equal to the quotient obtained by dividing such allocated dollar amount by the Fair Market Value of one share of Common Stock as of the date the allocation is made.

24.                               DIVIDEND CREDITS

At the discretion of the Committee there may also be allocated in each year to each Participant a dollar amount equal to the cash dividends declared and paid by the Company on the Common Stock which the Participant would have received had such Participant been the owner of the number of shares of Common Stock equal to the number of the whole Retirement Units (but not fractional Units) credited to the Participant’s Retirement Unit Account; provided, however, that the total value of such dividend equivalents shall be deducted from the amount available for Awards under Section 13 of the Plan. The dollar amounts allocated shall be converted into and credited to the Participant’s Retirement Unit Account as Retirement Units or fractions thereof as set forth in Section 23 above as of the date on which such dividends were paid by the Company. No interest shall be paid on the dollar amount so allocated to the Retirement Unit Account of any Participant. The Committee in its discretion may make appropriate equitable adjustments to such Retirement Unit Accounts to account for any dividends of property (other than cash) declared and paid by the Company on its Common Stock, or to account for any other event described in Sections 28 and 29 hereof.

25.                               RESERVATION OF STOCK AND ACCOUNTING RECORDS

The Company shall keep records of the Participant’s Retirement Unit Account. At the time of any allocation to a Participant’s account under Sections 23 or 24 hereof, there shall be reserved out of treasury shares of the Company a number (which may include a fraction) of shares of Common Stock equal to the number of Units or fraction thereof so allocated.

26.                               MATURITY AND PAYMENT AFTER MATURITY

(a)                                  The Retirement Unit Account of each Participant shall mature upon such Participant’s death, Retirement or other separation from service.

(b)                                 Except as determined by the Committee at the time a Retirement Unit Award is made, after maturity, the Company shall deliver to the Participant (or in the event of the death of the Participant, as specified in Section 30 hereof) in ten approximately equal annual installments, shares of Common Stock equal in the aggregate to the number of Retirement Units credited to the Participant’s Retirement Unit Account. Any fraction of a Unit credited to the Participant’s account at maturity shall be paid in cash with the first installment, the fractional Unit being converted into cash at the Fair Market Value of the Common Stock on such first payment date. The first such installment shall be paid within 90 days after maturity.

(c)                                  Notwithstanding the preceding, as required by Code Section 409A, no amount shall be delivered on account of Retirement or other separation from service (but not on account of death) to a Participant who is a Specified Employee on the date of separation from service before the date which is 6 months after the date of the Participant’s separation from service. The Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The accumulated postponed amount, with interest for the period of delay if applicable, shall be paid to the Participant in a lump sum payment on the 10th day after the end of the six-month period. Payment of the accumulated postponed amount (and interest, if applicable) shall be treated as made on the specified date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the specified date (provided the Participant may not, directly or indirectly, designate the year of payment).

If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Code Section 409A shall be paid as specified in Section 30 hereof within 90 days of the date of Participant’s death.

(d)                                 So long as Retirement Units remain credited to the Retirement Unit Account of a Participant subsequent to maturity, such account shall be credited with the dollar amount allocated to the account as dividends as provided for in Section 24 hereof. Any dollar amount so credited may be paid in cash with the next succeeding annual installment made under Section 26(b) above, or in such manner, at such time or times, and subject to such conditions as the Committee in its sole discretion shall determine; provided, however, that in the case of any dollar amount credited to an account after maturity in respect of a dividend declared prior to maturity, such dollar amounts shall be converted to Retirement Units as of the date of payment and the remaining installments of Common Stock shall be increased accordingly.

PART IID  ANNUAL PERFORMANCE AWARDS

27A.                      DETERMINATION OF ANNUAL PERFORMANCE AWARDS

(a)                                  GENERAL. Each year the Committee may make Annual Performance Awards under this part of the Plan; provided that no Participant may be eligible to receive an Annual Performance Award hereunder and under the Cash Plan in the same year.

(b)                                 CERTAIN DEFINITIONS. For the purposes of this Section 27A, the following terms shall have the meanings specified:

“Affected Officers” shall mean those executive officers of the Company whose compensation is required to be disclosed in the Company’s annual proxy statement relating to the election of directors.

“Code Section 162(m)” shall mean Section 162(m) of the Code (or any successor provision), and “Regulations” shall mean the regulations promulgated thereunder, as from time to time in effect.

“Eligible Participants” shall have the meaning set forth in subsection (c) below.

“Performance Adjustment” means, for any year, a factor ranging from 0% to 200%, based upon the achievement of Performance Goal Targets established by the Committee, that, when multiplied by an Eligible Participant’s Target Award, determines the amount of such Eligible Participant’s Annual Performance Award for such year.

“Performance Goal” means, for any year, the business criteria selected by the Committee to measure the performance during such year of the Company (or of a division, subsidiary or group thereof) from one or more of the following:

(i)                                    earnings per share of the Company for the year;

(ii)                                 net income of the Company for the year;

(iii)                              return on assets of the Company for the year (net income of the Company for the year divided by average total assets during such year);

(iv)                             return on stockholder’s equity of the Company for the year (net income of the Company for the year divided by average stockholder’s equity during such year);

(v)                                 operating profit or operating margins of the Company or of a division, subsidiary or group thereof for the year;

(vi)                              cash flow of the Company or of a division, subsidiary or group thereof for the year;

(vii)                           increase in shareholder value as determined at the end of each year;

(viii)                        revenue growth of the Company or of a division, subsidiary or group thereof for the year; and

(ix)                                improved use of capital and/or assets of the Company or of a division, subsidiary or group thereof for the year.

“Performance Goal Target” means, for any Performance Goal, the levels of performance during a year under such Performance Goal established by the Committee to determine the Performance Adjustment to an Eligible Participant’s Target Award for such year.

“Target Award” means, for any year, with respect to an Eligible Participant, the dollar amount set by the Committee that, when multiplied by the applicable Performance Adjustment, determines the dollar amount of such Eligible Participant’s Annual Performance Award.

(c)                                  ELIGIBILITY. Annual Performance Awards are available each year only to Plan Participants who are designated by the Committee, prior to March 31 of such year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), as likely to be Affected Officers for such year, whose annual salary and bonus for such year are expected to exceed $1,000,000 and who are not designated by the Committee as eligible for an annual performance award under the Cash Plan for such year (“Eligible Participants”).

(d)                                 DETERMINATION OF ANNUAL PERFORMANCE AWARDS. Prior to March 31 of each year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), the Committee will determine the Eligible Participants for such year, will designate those Eligible Participants who will be entitled to earn an Annual Performance Award for such year under this Plan, and will establish for each such Eligible Participant for such year: (i) a Target Award, (ii) one or more Performance Goals, and (iii) for each such Performance Goal, a Performance Goal Target, the method by which achievement thereof will be measured and a schedule of Performance Adjustment factors corresponding to varying levels of Performance Goal Target achievement. In the event more than one Performance Goal is established for any Eligible Participant, the Committee shall at the same time establish the weighting of each such Performance Goal in determining such Eligible Participant’s Annual Performance Award. Notwithstanding anything in this Section 27A to the contrary, the Annual Performance Award payable to any Eligible Participant in any year may not exceed $3.0 million.

(e)                                  PAYMENT OF ANNUAL PERFORMANCE AWARDS. Subject to subsection (f) below, provided the Committee certifies the extent to which the Performance Goal Target or Targets under the Performance Goal or Goals have been met or exceeded, Annual Performance Awards will be paid by March 15 after the end of the year to which they relate, unless administratively impossible to do so. In the discretion of the Committee, an Annual Performance Award may be paid in cash, shares of Common Stock, shares of Restricted Stock (subject to the provisions of Section 21 hereof), Retirement Units (subject to the provisions of Sections 23-26 hereof) or any combination thereof. For this purpose, shares of Common Stock shall be valued at Fair Market Value, and Restricted Stock and Retirement Units shall be deemed to have a value equal to the Fair Market Value of the underlying Common Stock, in each case as of the date of the Committee’s determination to pay such Annual Performance Award in such form or forms. If permitted by the Regulations and Code Section 162(m), the Committee may determine to pay a portion of an Annual Performance Award in December of the year to which it relates. The Committee may not increase the amount of an Annual Performance

Award that would otherwise be payable upon achievement of the Performance Target or Targets, but it may reduce any Eligible Participant’s Annual Performance Award in its discretion. Subject to Section 14(c) above, no Annual Performance Award will be payable to any Eligible Participant who is not an employee of the Company on the last day of the year to which such Annual Performance Award relates.

(f)                                    DEFERRAL OF ANNUAL PERFORMANCE AWARDS. If the Committee determines that some portion of an Annual Performance Award to an Eligible Participant shall be treated as a deferred Annual Performance Award and be payable in annual or other periodic installments, the Eligible Participant will be notified in writing at the time such Annual Performance Award is made when such deferred Annual Performance Award shall be paid and over what period of time. A deferred Award in the form of shares of Common Stock shall be subject to the provisions of Section 19(b) hereof. In the case of a deferred Award in the form of cash, the Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on such deferred cash Annual Performance Award. Any amounts provided for pursuant to the preceding sentence shall become payable in such a manner, at such time or times, and subject to such conditions as the Committee shall in its sole discretion determine; provided, however, that (i) the time and condition for payment shall be provided in writing to the Participant at the time the Annual Performance Award is made, and (ii) the total amount of such interest shall be deducted from the maximum amount available for Awards under the formula described in Section 13 of the Plan.

(g)                                 CODE SECTION 162(m). It is the intent of the Company that Annual Performance Awards satisfy, and this Section 27A be interpreted in a manner that satisfies, the applicable requirements of Code Section 162(m) and the Regulations so that the Company’s tax deduction for Annual Performance Awards to Affected Officers is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan or of any Annual Performance Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Eligible Participants.

(h)                                 CODE SECTION 409A. To the extent necessary to comply with Code Section 409A, no amount shall be delivered with respect to an Annual Performance Award as a result of separation from service to an Eligible Participant who is a Specified Employee on the date of separation from service before the date which is 6 months after the date of the Eligible Participant’s separation from service. The Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The accumulated postponed amount, with interest for the period of delay if applicable, shall be paid to the Eligible Participant in a lump sum payment on the 10th day after the end of the six-month period. Payment of the accumulated postponed amount (and interest, if applicable) shall be treated as made on the specified date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the specified date (provided the Eligible Participant may not, directly or indirectly, designate the year of payment).

If the Eligible Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Code Section 409A shall be paid as specified in Section 30 hereof within 90 days of the date of Eligible Participant’s death.

PART IIE  PERFORMANCE OR OTHER AWARDS

27.                               DETERMINATION OF PERFORMANCE AND OTHER AWARDS

(a)                                  Each year the Committee in its sole discretion may authorize other forms of Awards such as, but not limited to, Performance Awards, if the Committee deems it appropriate to do so in order to further the purposes of the Plan.

(b)                                 A “Performance Award” shall mean an Award which entitles the Participant to receive Common Stock, Restricted Stock, Retirement Units, Options under Part I of the Plan or other compensation (which may include cash), or any combination thereof, in an amount which depends upon the financial performance of the Company during a stated period of more than one year. Performance for this purpose may be measured by the growth in book value of the Common Stock, an increase in per share earnings of the Company, an increase in operating cash flow, or any other indicators specified by the Committee. The Committee shall also fix the period during which such performance is to be measured, the value of a Performance Award for purposes of providing for the accrual pursuant to Section 13 of the Plan and the form of payment to be made in respect of the Performance Award.

PART IIF  LONG-TERM PERFORMANCE AWARDS

28A.                      DETERMINATION OF LONG-TERM PERFORMANCE AWARDS

(a)                                  GENERAL. Each year the Committee shall designate those Participants who shall be eligible to receive Long-Term Performance Awards under this part of the Plan.

(b)                                 CERTAIN DEFINITIONS. For purposes of this Section 28A, the following terms shall have the meanings specified:

“Code Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor provision), and “Regulations” shall mean the regulations promulgated thereunder, as from time to time in effect.

“Eligible Participants” shall mean certain key business leaders and senior management of the Company as determined in the discretion of the Committee.

“Long-Term Performance Goal” means, for any Performance Period, the business criteria selected by the Committee to measure the performance during such Performance Period of the Company (or of a division, subsidiary or group thereof) from one or more of the following:

(x)                                 earnings per share of the Company for the Performance Period;

(xi)                              net income of the Company for the Performance Period;

(xii)                           return on assets of the Company for the Performance Period (net income of the Company for the Performance Period divided by average total assets for such Performance Period);

(xiii)                        return on stockholder’s equity of the Company for the Performance Period (net income of the Company for the Performance Period divided by average stockholder’s equity for such Performance Period);

(xiv)                       operating profit or operating margins of the Company or of a division, subsidiary or group thereof for the Performance Period;

(xv)                          cash flow of the Company or of a division, subsidiary or group thereof for the Performance Period;

(xvi)                       increase in shareholder value as determined at the end of the Performance Period;

(xvii)                    revenue growth of the Company or of a division, subsidiary or group thereof for the Performance Period; and

(xviii)                 improved use of capital and/or assets of the Company or of a division, subsidiary or group thereof for the Performance Period.

“Long-Term Performance Goal Target” means, for any Long-Term Performance Goal, the levels of performance during a Performance Period under such Long-Term Performance Goal established by the Committee to determine an Eligible Participant’s maximum Long-Term Performance Award.

“Performance Period” means the period in excess of one year commencing on January 1 of the year in which the Committee makes the Long-Term Performance Award to an Eligible Participant.

(c)                                  ELIGIBILITY. Long-Term Performance Awards are available each year to Eligible

Participants who are designated by the Committee, prior to March 31 of such year (or prior to such later date as permitted by Code Section 162(m) and the Regulations).

(d)                                 DETERMINATION OF LONG-TERM PERFORMANCE AWARDS. Prior to March 31 of each year (or prior to such later date as permitted by Code Section 162(m) and the Regulations), the Committee will designate the Eligible Participants who will be entitled to earn a Long-Term Performance Award for such Performance Period under this Plan, and will establish for each such Eligible Participant for such Performance Period (i) one or more Long-Term Performance Goals, and (ii) for each such Long-Term Performance Goal, a Long-Term Performance Goal Target and the method by which achievement thereof will be measured. In the event that more than one Long-Term Performance Goal is established for any Eligible Participant, the Committee shall at the same time establish the weighting of each such Long-Term Performance Goal in determining such Eligible Participant’s Long-Term Performance Award. Notwithstanding anything in this Section 28A to the contrary, the Long-Term Performance Award payable to any Eligible Participant in any Performance Period may not exceed $3.0 million.

(e)                                  PAYMENT OF LONG TERM PERFORMANCE AWARDS. Subject to subsection (g) below, provided the Committee certifies the extent to which the Long-Term Performance Goal Target or Targets under the Long-Term Performance Goal or Goals have been met or exceeded, Long-Term Performance Awards will be paid in cash by March 15 after the end of the year in which the Performance Period ends, unless administratively impossible to do so. If permitted by the Regulations and Code Section 162(m), the Committee may determine to pay a portion of a Long-Term Performance Award in December of the last year of the Performance Period to which it relates. The Committee may not increase the amount of a Long-Term Performance Award that would otherwise be payable upon the achievement of the Long-Term Performance Goal Target or Targets, but it may reduce any Eligible Participant’s Long-Term Performance Award in its discretion. Subject to Sections 14(c) and 28A(g), no Long-Term Performance Award will be payable to any Eligible Participant who is not an employee of the Company on the last day of the Performance Period to which such Long-Term Performance Award relates.

(f)                                    TERMINATION OF EMPLOYMENT BECAUSE OF DEATH, DISABILITY OR RETIREMENT. In the event that an Eligible Participant terminates employment because of death, Disability or Retirement, such Eligible Participant, or in the event of death such person as determined in accordance with Section 30, shall be paid a pro rata portion of such Eligible Participant’s Long-Term Performance Award that would otherwise be payable upon the achievement of the Long-Term Performance Goal Target or Targets had the Participant continued employment until the end of the Performance Period. Such pro rata Long-Term Performance Award shall not be paid until the end of the Performance Period to which such Long-Term Award relates.

(g)                                 DEFERRAL AND ALTERNATIVE FORM OF PAYMENT OF LONG-TERM PERFORMANCE AWARDS. If the Committee determines that some portion of a Long-Term Performance Award to an Eligible Participant shall be treated as a deferred Long-Term Performance Award and payable in annual or other periodic installments, the

Eligible Participant will be notified in writing at the time such Long-Term Performance Award is made when such deferred Long-Term Performance Award shall be paid and over what period of time. The Committee shall have the discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any deferred Long-Term Performance Award. Any amounts provided for pursuant to the preceding sentence shall become payable in such manner, at such time or times, and subject to such conditions as the Committee shall in its sole discretion determine; provided, however, that (i) the time and condition for payment shall be provided in writing to the Eligible Participant at the time the Long-Term Performance Award is made, and (ii) the total amount of such interest shall be deducted from the maximum amount available for Awards under the formula described in Section 5 of the Plan. Furthermore, the Committee may, in its sole discretion, determine that such Long-Term Performance Award shall be paid in shares of Common Stock or in the form of Retirement Units (subject to the provisions of Sections 23-26 hereof). For this purpose, shares of Common Stock shall be valued at Fair Market Value, and Retirement Units shall be deemed to have a value equal to the Fair Market Value of the underlying Common Stock, in each case as of the date of the Committee’s determination to pay such Long-Term Performance Award in such form.

(h)                                 CODE SECTION 162(m). It is the intent of the Company that Long-Term Performance Awards satisfy, and this Section 28A be interpreted in a manner that satisfies, the applicable requirement of Code Section 162(m) and the Regulations so that the Company’s tax deduction for Long-Term Performance Awards to Eligible Participants is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan or of any Long-Term Performance Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any irreconcilable conflict with such intent, such provision shall be deemed void as applicable to any Participant whose compensation is subject to Code Section 162(m).

(i)                                     CODE SECTION 409A. To the extent necessary to comply with Code Section 409A, no amount shall be delivered with respect to a Long-Term Performance Award as a result of separation from service to an Eligible Participant who is a Specified Employee on the date of separation from service before the date which is 6 months after the date of the Eligible Participant’s separation from service. The Committee shall have discretion to provide for the payment of an amount equivalent to interest, at such rate or rates fixed by the Committee, on any delayed payment. The accumulated postponed amount, with interest for the period of delay if applicable, shall be paid to the Eligible Participant in a lump sum payment on the 10th day after the end of the six-month period. Payment of the accumulated postponed amount (and interest, if applicable) shall be treated as made on the specified date if the payment is made at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the specified date (provided the Eligible Participant may not, directly or indirectly, designate the year of payment).

If the Eligible Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of Code Section 409A shall be paid as specified in Section 30 hereof within 90 days of the date of Eligible Participant’s death.

PART III  GENERAL PROVISIONS

28.                               STOCK DIVIDEND OR STOCK SPLIT

If at any time the Company shall take any action whether by stock dividend, stock split, combination of shares, or otherwise, which results in a proportionate increase or decrease in the number of shares of Common Stock theretofore issued and outstanding, (i) the number of shares of Common Stock then subject to deferred Awards, credited to Retirement Unit Accounts (matured or unmatured) or set aside for Performance or Other Awards, (ii) the number of outstanding Options, the number of shares of Common Stock for which such Options are exercisable and the exercise price thereof, (iii) the number of shares of Common Stock reserved for Awards, (iv) the number of shares of Common Stock reserved for Options, and (v) the maximum number of shares with respect to which Options may be granted to any key employee in any calendar year under Section 6(b), shall be increased or decreased in the same proportion. The Committee shall make an appropriate equitable adjustment to the provisions of Section 13(a) to take account of such increase or decrease in issued and outstanding shares. The Committee in its discretion may make appropriate equitable adjustments respecting deferred Stock Awards, Retirement Units, Annual Performance Awards, Long-Term Performance Awards, Performance or Other Awards and outstanding Options to take account of a dividend by the Company of property other than cash. All such adjustments shall be made by the Committee whose determination shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

29.                               RECLASSIFICATION OR MERGER

If at any time the Company reclassifies or otherwise changes its issued and outstanding Common Stock (other than in par value) or the Company and one or more corporations merge and the Company is the surviving corporation of such merger, then each Stock Award, Retirement Unit (matured or unmatured), Annual Performance Award, Performance or Other Award which at the time of such reclassification or merger is credited as a Stock Award, Retirement Unit, Annual Performance Award, Long-Term Performance Award, Performance or Other Award shall thereafter be deemed to be the equivalent of (and all Units thereafter credited to a Retirement Unit Account shall be computed with reference to), and outstanding Options shall be exercisable for, the shares of stock or other securities of the Company which pursuant to the terms of such reclassification or merger are issued with respect to each share of Common Stock. The Committee shall also make an appropriate equitable adjustment to the provisions of Sections 6(b) and 13(a) to take account of such event. All such adjustments shall be made by the Committee whose determination shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

30.                               NON-ALIENATION OF BENEFITS

Except as herein specifically provided, no right or unpaid benefit under this Plan shall be subject to alienation, assignment, pledge or charge and any attempt to alienate, assign, pledge or charge the same shall be void. If any Participant or person entitled to the benefits hereunder should attempt to alienate, assign, pledge or charge any benefit hereunder, then such benefit shall, in the discretion of the Committee, cease. Notwithstanding the foregoing, rights and benefits hereunder shall pass by will or the laws of descent and distribution in the following order: (i) to beneficiaries so designated by the Participant; if none, then (ii) to a legal representative of the Participant; if none, then (iii) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be made at such times and in such manner as if the Participant were living.

31.                               WITHHOLDING OR DEDUCTION FOR TAXES

If at any time specified herein for the making of any payment or delivery of any Common Stock to any Participant or beneficiary, any law or regulation of any governmental authority having jurisdiction in the premises shall require the Company to withhold, or to make any deduction for, any taxes or take any other action in connection with the payment or delivery then to be made, such payment or delivery shall be deferred until such withholding or deduction shall have been provided for by the Participant or beneficiary, or other appropriate action shall have been taken. The amount of any such tax shall be computed by the Company in a manner consistent with applicable law. The Participant or beneficiary may satisfy the obligation for such withholding or deduction in whole or in part by electing to deliver shares of Common Stock already owned and having a value (as determined by Committee rule consistent with applicable law) equal to the amount to be withheld or deducted.

32.                               ADMINISTRATION EXPENSES

The entire expense of administering this Plan shall be borne by the Company.

33.                               GENERAL CONDITIONS

(a)                                  The Board in its discretion may from time to time amend, suspend or terminate any or all of the provisions of this Plan, provided that no change may be made which would prevent Incentive Stock Options granted under the Plan from being Incentive Stock Options as described therein without the consent of the optionees concerned, and further provided that the Board may not make any amendment which (1) changes the class of persons eligible for Incentive Stock Options, or (2) increases the total number of shares for which Options may be granted under Section 6(c), or (3) materially affects the provisions of Sections 13(a) or (b) of the Plan, or (4) materially increases the benefits accruing to Participants under the Plan (provided that changes in the vesting and exercise periods for Options for Participants who leave the Company may be effected by the Board or the Committee without stockholder approval), or (5) increases the total number of shares authorized under Section 13(f) for which Awards may be granted, without the consent and approval of the holders of a majority of the outstanding shares of

Class A and Class B Common Stock of the Company entitled to vote thereon, voting together as one class. The foregoing provisions shall not be construed to prevent the Committee from exercising its discretion, or to limit such discretion, to increase the total number of shares for which Options may be granted under Section 6(b) or the total number of shares authorized under Section 13(f) for which Awards may be granted, as expressly permitted by Sections 28 and 29 hereof, or to adjust the provisions of Sections 13(a) and (b) hereof as expressly permitted by Sections 13(b), 28 and 29 hereof, or otherwise to exercise any discretion to the extent expressly authorized hereunder.

(b)                                 Nothing contained in the Plan shall prohibit the Company from establishing incentive compensation arrangements in addition to this Plan and the Cash Plan. Payments made under any such separate arrangements shall not be included in or considered a part of the maximum dollar amount available for Awards under the Plan and Cash Plan, or number of shares available for Awards or Options under the Plan, and shall not be charged against the dollar or share amounts available for Awards under the Plan and Cash Plan or Options under the Plan. In the discretion of the Committee, employees shall be eligible to participate in such other arrangements, as well as the Plan and Cash Plan, in the same year.

(c)                                  Nothing in this Plan shall be deemed to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time.

(d)                                 The Committee may promulgate rules and regulations relating to the administration and interpretation of, and procedures under, the Plan. Any decision or action taken by the Company, the Board or the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all Participants and any person claiming under or through any Participant.

(e)                                  No member of the Board or of the Committee shall be liable for any act or action, whether of commission or omission, taken by any other member or by any officer, agent or employee, nor for anything done or omitted to be done by such Director except in circumstances involving actual bad faith.

(f)                                    Notwithstanding any other provision of this Plan, the Company shall not be obligated to make any Award, issue any shares of Common Stock, or grant any Option with respect thereto, unless it is advised by counsel of its selection that it may do so without violation of the applicable Federal and State laws pertaining to the issuance of securities, and may require any stock so issued to bear a legend, may give its transfer agent instructions, and may take such other steps, as in its judgment are reasonably required to prevent any such violation.

(g)                                 It is the intent of the Company that transactions involving Options or Awards granted under the Plan be entitled to the exemption from Section 16 of the Exchange Act provided by Rule 16b-3, that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention and that if any provision of the Plan is found not to be in compliance with Rule 16b-3, such provision shall be deemed null and void to the extent required to permit any such transaction to comply with Rule 16b-3. The Committee may adopt rules and regulations under, and amend, the Plan in furtherance of the intent of the foregoing.

(h)                                 CODE SECTION 409A. It is the intent of the Company that, to the extent the Plan as to any Award constitutes a nonqualified deferred compensation plan within the meaning of Code Section 409A, the Plan as to such Award be interpreted in a manner that satisfies the requirements of Code Section 409A. If any provision of the Plan or of any Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict. Without limiting the foregoing, to the extent the Plan or Award provides the Committee with the discretion to determine the time or form of payment of an Award (including any earnings, interest or dividends credit), and/or defer or accelerate the time of payment of an Award (including any earnings, interest or dividends credit), the Committee shall exercise such discretion only at such time and in such manner as complies with Code Section 409A. Notwithstanding anything in the Plan or any Award to the contrary, distributions of Code Section 409A nonqualified deferred compensation to be made upon a termination of employment may only be made upon a Code Section 409A “separation from service” or other event permitted by Code Section 409A, and in a manner permitted by Code Section 409A or an applicable exemption.

34.                               TRANSITION

Upon the effectiveness of this Plan, as provided below, and the Cash Plan, such plans replaced the Company’s Executive Incentive Compensation Plan (“EICP”), except that the EICP shall continue to govern options and awards of restricted stock outstanding under the EICP. No further awards will be made under the EICP, and all amounts accrued for awards under the EICP and unawarded were carried forward and made available for Awards under the Plan and awards under the Cash Plan. All unmatured and matured but undistributed retirement units and all performance awards respecting current performance cycles awarded under the EICP became Retirement Units and Performance Awards hereunder and any payments or distributions in respect thereof shall be made hereunder; provided, however, that the number of shares of Common Stock available for Awards pursuant to Section 13(f) hereof shall not be reduced by the number of such retirement units previously awarded under the EICP and paid subsequently under the Plan.

35.                               EFFECTIVE DATE; EXPIRATION

The Plan became effective for periods beginning after January 1, 1991 upon approval by the holders of a majority of the outstanding shares of Class A and Class B Common Stock of the Company entitled to vote thereon at the 1991 Annual Meeting of Stockholders, in person or by proxy, voting together as a single class. No Options may be granted or Awards made under the Plan after December 31, 2010, or such earlier expiration date as may be designated by resolution of the Board.